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                                                                       EXHIBIT 4

                                    JOINDER
                                    -------

     Effective at the consummation of the tender offer contemplated by the Agreement and Plan of Merger dated as of February 2, 1997 among Scotsman Industries, Inc., a Delaware corporation ("Scotsman"), K Acquisition Corp., a Michigan corporation, and Kysor Industrial Corporation, a Michigan corporation ("Kysor"), and in order to induce Kuhlman Corporation, a Delaware corporation ("Kuhlman"), and Transpro Group, Inc., a Delaware corporation ("Kuhlman Sub"), to enter into the Asset Purchase Agreement dated as of February 2, 1997 (the "Asset Purchase Agreement") among Kuhlman, Kuhlman Sub, Kysor and certain subsidiaries of Kysor named therein, Scotsman hereby agrees to be bound by the provisions of Section 4.21 and Exhibit 4.21 of the Asset Purchase Agreement as a Restricted Party (as such term is defined therein) and by the provisions of
Article VII of the Asset Purchase Agreement.


Date:  February 2, 1997                SCOTSMAN INDUSTRIES, INC.


                                       By: /s/ Richard C. Osborne
                                           -----------------------------------
                                           Name:  Richard C. Osborne
                                           Title: Chairman, President and
                                                    Chief Executive Officer